EXHIBIT 3

                        DEMAND PROMISSORY NOTE - AMENDED


Loan Amount $1,062,360                       Amended and Effective: May 13, 2002



FOR VALUE RECEIVED, JOHN D. DOHERTY, having an address of 399 Highland Avenue, Somerville, MA 02144 (the "Maker"), hereby promises to pay to JOSEPH R. DOHERTY, of 399 Highland Avenue, Somerville, MA 02144, (the "Payee") the principal sum of ONE MILLION, SIXTY TWO THOUSAND THREE HUNDRED SIXTY DOLLARS ($1,062,360), together with simple interest /1/ on the outstanding balance thereon, at FOUR DECIMAL NINE EIGHT PERCENT (4.98%) per annum, in quarterly payments.

Principal is payable on demand.

Interest is due and payable in arrears within five business days after the close of each calendar quarter (June 30, September 30, December 31 and March 31) until the full principal balance and all accrued interest has been paid. Quarterly payments shall be calculated as one-fourth the simple interest rate times the end-of-quarter Loan Amount adjusted as to date and amount for changing during the period.

     1.   Prepayment.  The Maker shall have the right to prepay this Note at any
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          time, in full or in part, without premium or penalty. Any partial prepayments shall be credited against the outstanding installments of principal then due under the terms of this Note in the inverse order of their maturity.

          Each payment, whether designated as principal or interest, shall be applied first to accrued interest to the date of receipt of the payment, and the balance, if any, to principal.

     2.   Default and  Acceleration.  This Note shall be in default if the Maker
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          (a) fails to make payment of any installment, and thirty (30) days elapse following receipt of written notice of such failure from the Payee; (b) becomes insolvent; (c) commits any act of bankruptcy; (d) makes a general assignment for the benefit of creditors; or (e) if any proceedings is instituted against the Maker for relief under any bankruptcy or insolvency law, and is not dismissed or otherwise disposed of within sixty (60) days.

          In the event that any of the aforementioned events of default by the Maker occurs, all of the then unpaid of the Note with accrued interest at the option of the Payee shall

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/1/ Applicable Federal Rate, per IRS Rev. Rul. 86-17 adjusted annually in July.

          immediately become due and payable 30 days following receipts by the Maker of written notice of the default from the Payee.

     3.   Collection. Following the occurrence of any default by the Maker under
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          this Note not cured within applicable grace periods, if, in the
          Payee's sole discretion, it becomes necessary to initiate court proceedings in connection with the enforcement, payment or collection of this Note, the Maker shall pay and be obligated for the payment of all costs, expenses and reasonable attorney's fees incurred in connection therewith.

     4.   Waiver.  The Maker waives presentment for payment,  demand,  notice or
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          dishonor and protest by the Payee of this Note. No delay or omission of the holder in exercising any right or remedy shall constitute a waiver of any such right or remedy.

     5.   Place  Where  Payable.  Payments  shall be made by  check  in  readily
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          available funds as provided herein to the Payee at the Payee's address stated below or at such other place as the Payee shall designate.

     6.   Change of  Address.  The Maker  will  immediately  notify the Payee in
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          writing of any change in the Maker's address.

     7.   Assigns.  All of the  covenants  and  agreements in this Note by or on
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          behalf of the Makers shall bind their successors and assigns.

     8.   Applicable Law. This Note shall be construed according to and governed
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          by the laws of the State of Massachusetts.

  IN WITNESS WHEREOF, this Note has been executed and delivered on the date set forth above by the undersigned.





                                        /s/ John D. Doherty
                                        ----------------------------------------
                                                                 John D. Doherty
                                                             399 Highland Street
                                                Somerville, Massachusetts  02144